UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2007

SONIC SOLUTIONS
(Exact name of registrant as specified in its charter)

California	23190	93-0925818
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Rowland Way, Suite 110 Novato, CA		94945
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (415) 893-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice Of Delisting Or Failure To Satisfy A Continued Listing Rule Or Standard; Transfer Of Listing

On April 2, 2007, Sonic Solutions (the “Company”) received an additional notice of non-compliance from the Listing Qualifications Staff of The Nasdaq Stock Market (the “Staff”) due to the Company’s failure to solicit proxies and hold an annual meeting for its fiscal year ended March 31, 2006 on or before March 31, 2007 (the “Additional Staff Determination”), as required by Nasdaq Marketplace Rules 4350(e) and 4350(g), respectively.

As previously announced by the Company, the Company received a notice of non-compliance from the Staff based upon the Company's failure to timely file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, as required by Nasdaq Marketplace Rule 4310(c)(14) (the “Nasdaq filing requirement”). On March 22, 2007, the Company appeared at a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to present its plan for regaining compliance with the Nasdaq filing requirement. The Panel has not yet rendered its decision in connection with that hearing.

Nasdaq has offered the Company an opportunity to make a submission in response to the Additional Staff Determination and the Company intends to make such a submission to the Panel by the Nasdaq deadline of April 9, 2007. The Company’s securities will remain listed on the Nasdaq Global Select Market pending the issuance of a decision by the Panel with respect to both the filing and annual meeting deficiencies. However, there can be no assurance that the Panel will grant the Company’s request for continued listing.

On April 5, 2007, the Company issued a press release announcing its receipt of the Additional Staff Determination. The full text of the press release is attached as Exhibit 99.1 to this Current Report and is hereby incorporated by reference herein.

ITEM 8.01 Other Events.

On March 15, 2007, a person claiming to be a stockholder of the Company filed a derivative complaint in the United States District Court for the Northern District of California entitled Wilder v. Doris et al, (the “Complaint”). The Complaint, which names the Company as a nominal defendant, seeks to bring derivative claims on behalf of the Company against its directors and certain current and former executive officers. The Complaint alleges claims under federal and state law, including breaches of fiduciary duty, unjust enrichment, statutory violations and other violations of law relating to certain prior grants of stock options by the Company. The Company is currently evaluating the Complaint. Regardless of the outcome of this litigation (and any other litigation that may be brought against the Company or its officers and directors), this litigation may be time consuming, may result in significant defense expenses, and may divert the attention and resources of the Company’s board of directors, management and other key employees, and therefore could have a material adverse effect on the Company’s business, results of operations, cash flows and/or future prospects.

Unless otherwise required by law, the Company does not intend to file further Current Reports on Form 8-K describing additional lawsuits, if any, which are based on allegations substantially similar to those contained in the Complaint described in this Current Report.

Item 9.01. Financial Statements And Exhibits.

d. Exhibits

The following exhibits are furnished with this Current Report on Form 8-K:

Exhibit	Description

99.1	Press release dated April 6, 2007, regarding receipt of Additional Staff Determination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SONIC SOLUTIONS

By:	/s/ David C. Habiger
Name: David C. Habiger
Title: President and Chief Executive Officer
(Principal Executive Officer)

Date: April 6, 2007